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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      NINE MONTHS                THREE MONTHS
                                                  ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                               -------------------------     ---------------------
                                                  1995           1994          1995         1994
                                               ----------     ----------     --------     --------
Average outstanding shares used in the
  computation of per share earnings(a):
  Common stock(b)............................     506,086        506,086      506,084      506,086
  Common stock in treasury(b)................     (32,100)       (30,853)     (31,954)     (31,534)
                                               ----------     ----------     --------     --------
                                                  473,986        475,233      474,130      474,552
                                               ==========     ==========     ========     ========
Net income (applicable to common stock)......  $1,836,627     $1,597,839     $630,686     $542,527
                                               ==========     ==========     ========     ========
Net income per share.........................  $     3.87     $     3.36     $   1.33     $   1.14
                                               ==========     ==========     ========     ========

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(a) Share information reflects a common stock split in the form of a 50 percent common stock dividend paid July 28, 1995.

(b) The effects of all other common stock equivalents are not significant.

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